Exhibit 9

Appendix 3E

Daily share buy-back notice

Rule 3.8A

Appendix 3E

Daily share buy-back notice
(except minimum holding buy-back and
selective buy-back)

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99. Origin: rule 3.6, Appendix 7C. Amended 30/9/2001.

Name of Entity	ABN
Rinker Group Limited	53 003 433 118

We (the entity) give ASX the following information.

Information about buy-back

1	Type of buy-back	On-market

2	Date Appendix 3C was given to ASX	17-Jul-06

Total of all shares bought back, or in relation to which acceptances have been received, before, and on, previous day

		Before previous day	Previous day

3	Number of shares bought back or if buy-back is an equal access scheme, in relation to which acceptances have been received	3,000,000	177,252

4	Total consideration paid or payable for the shares	$41,183,897	$2,463,294

+ See chapter 19 for defined terms.

Appendix 3E Page 1

30/09/2001

Appendix 3E

Daily share buy-back notice

		Before previous day		Previous day

5	If buy-back is an on-market buy-back	highest price paid:	$13.98
		date:	23-Aug-06	highest price paid:	$14.00

		lowest price paid:	$13.50
				lowest price paid:	$13.85
		date:	25-Aug-06
				highest price allowed under rule 7.33:	$14.4081

Participation by directors

6	Deleted 30/9/2001.

How many shares may still be bought back?

7	If the company has disclosed an intention to buy back a maximum number of shares - the remaining number of shares to be bought back	41,822,748

Compliance statement

1.	The company is in compliance with all Corporations Law requirements relevant to this buy-back.

2.	There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:		Date:	4/9/06
(~~Director~~/Company secretary)

Print name:	Peter Abraham

+ See chapter 19 for defined terms.

Appendix 3E Page 2

30/09/2001